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                                                                    EXHIBIT 10.7

                    DESCRIPTION OF PARK NATIONAL CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      Park National Corporation ("Park") adopted the Park National Corporation Supplemental Executive Retirement Plan or "SERP" in December 1996. The SERP currently benefits 31 current and former officers of Park and its subsidiaries, including: (a) William T. McConnell, who serves as Chairman of the Executive Committee of the Board of Directors of each of Park and The Park National Bank, a subsidiary of Park ("PNB"); (b) C. Daniel DeLawder, who serves as Chairman of the Board and Chief Executive Officer of each of Park and PNB; and (c) John W. Kozak, who serves as Chief Financial Officer of Park and as Senior Vice President and Chief Financial Officer of PNB. David L. Trautman, who serves as President and Secretary of Park and as President of PNB, does not participate in the SERP.

      The SERP is a non-qualified benefit plan designed to restore benefits lost due to limitations under the Internal Revenue Code of 1986, as amended, on the amount of compensation covered by and the benefits payable under a defined benefit plan such as the Park National Corporation Defined Benefit Pension Plan. Park has purchased life insurance contracts to fund the SERP. The SERP is designed to provide a monthly retirement benefit of approximately $5,000, $10,500 and $500 for Messrs. McConnell, DeLawder and Kozak, respectively. These additional benefits are not guaranteed and are dependent upon the earnings from the related life insurance contracts compared to the average yield on three-month Treasury bills. The SERP also provides a life insurance benefit to a current or former officer of Park or one of its subsidiaries participating in the SERP who dies before age 86. The amount of this life insurance benefit will be equal to the present value of the stream of future benefits which would have been paid to the individual until age 86 but had not been paid at the time of the individual's death.